UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                           --------------------------

       Date of Report (Date of earliest event reported): October 23, 2003
                           --------------------------



                             MARCONI CORPORATION PLC

             (Exact name of registrant as specified in its charter)

                           --------------------------



England and Wales               33-12430                    xxx
 ----------------------------   ------------------------    -------------------
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
     of incorporation)                                       Identification No.)


       New Century Park, PO Box 53,
       Coventry, CV3 1HJ

       ----------------------------------------          ----------
       (Address of principal executive offices)          (Zip Code)


       Registrant's telephone number, including area code:


              ---------------------------------------------------
       (Former name or former address, if changed since last report)



==============================================================================

Item No. 12     Press release dated 23 October, 2003 - Trading Update

                                                                Press enquiries:

                    Joe Kelly,  tel: 0207 306 1771; email: joe.kelly@marconi.com
                   David Beck, tel: 0207 306 1490; email: david.beck@marconi.com


                                                             Investor enquiries:
             Heather Green, tel: 0207 306 1735; email: heather.green@marconi.com


                            Marconi Corporation plc

          Trading Update for the three months ended 30 September 2003

  * 6 per cent sequential sales increase to GBP389 million (Q1 FY04: GBP367 million)
     * strong sales performance in US business (up 15%) driven by higher sales to the US Federal Government and increased level of broadband access deployment
     * stability in European/Rest of World business (up 2%)

  * Increased orders received during quarter leads to book-to-bill ratio of
    1.22 (Q1 FY04: 0.95); Network Equipment 1.14 (Q1 FY04: 1.02), Network
    Services 1.36 (Q1 FY04: 0.85)
      * Further market traction for next generation products; significant new business wins include: 3-year frame contract for Access Hub to BT; further units of BXR-48000 to US Federal Government and a large European financial institution; next generation SDH equipment to BT and China Unicom
      * Major new long-term services contracts awarded in Middle East and Germany

  * Improved operational performance resulting from significant cost savings and more favourable business mix; good progress made towards target operational run-rates (before goodwill amortisation, exceptional items and share option costs); full details to be released with interim results announcement

  * Continued solid execution of cash generation plans
     * Fourth consecutive quarter of positive operating cash flow (before exceptional items) supported by further contribution from working capital management
     * Net cash position increased from GBP5m at 30 June 2003 to GBP99 million at 30 September 2003
     * Major milestones achieved to date towards Junior Notes paydown through disposal of non-core investments

  * Q3 Sales Outlook
     * General trading conditions remain challenging; maintaining cautious view on potential volatility in near-term market environment
     * Targeting stable sales performance in traditionally weaker third quarter on back of recent order intake and current stronger demand for fixed wireless access equipment in Germany

London - 23 October 2003 - Marconi Corporation plc (LSE: MONI; NASDAQ: MRCIY) today provided a trading update for the second quarter ended 30 September 2003.

Mike Parton, Chief Executive, said: "Our performance during the quarter reflects our persistent focus on sales, cash management and cost reduction, despite the continued difficult trading conditions in our industry.

"Whilst we remain cautious about the shorter term outlook, we are confident for the Company's and industry's long term prospects."



Interim Results - 13 November 2003

Marconi will announce interim results for the three months and six months ended 30 September 2003 on 13 November 2003 and will host a presentation for analysts and investors in London at 4pm on that date. Full details will be issued shortly. Consequently, management will not host a conference call in connection with this trading update. Any analyst or investor enquiries should be directed to Heather Green, head of Investor Relations.

Basis of Preparation

The financial information in this trading update is un-audited and has been prepared in accordance with UK accounting policies set out in Marconi Corporation plc's 2003 Annual Report and Accounts.

Trading Update

Orders and Sales Overview

Despite continued difficult conditions in the market for telecommunications equipment and services, Marconi experienced a higher level of demand in some areas by certain customers during the quarter. In aggregate, these pockets of increased demand resulted in sequential growth in both orders and sales compared to the first quarter of the financial year. The Group is beginning to see early signs of some of its major customers looking towards next generation network projects but maintaining a prudent stance to spending on current technologies and a continued tight control of capex budgets. As a result, Marconi maintains its cautious view on potential volatility in near-term market conditions (see Sales Outlook on page 7 below).

At GBP389 million, Group sales increased by approximately 6 per cent compared to the previous quarter (Q1 FY04: GBP367 million). Network Equipment, which accounted for 65 per cent of second quarter sales grew by some 10 per cent with increases recorded across all of the Group's US equipment businesses (Broadband Routing & Switching (BBRS), North American Access (NAA) and Outside Plant & Power (OPP)) as well as in Access Networks in Europe. Network Services accounted for 35 per cent of Group sales and was stable quarter on quarter in both Europe and the US.

The level of orders received was higher than sales in both Network Equipment and Network Services, leading to an overall book-to-bill ratio of 1.22. Book-to-bill is the ratio of order intake divided by the level of sales in any given period. Management use this as a key indicator of future short-term sales performance in the Network Equipment business and the Group strives to increase and maintain this ratio above 1.00 over any 12-month period. Book-to-bill in Network Equipment increased to 1.14 (Q1 FY04: 1.02). This ratio is less meaningful in Network Services given the long-term contract nature of this business where the full value of a service contract, which can typically be several tens of millions of GBPsterling is booked at the point of firm contract signature and then translates into sales over the life of the contract, which can typically be over a period of 2 to 5 years. Two major new long-term service contracts booked in the quarter - in the Middle East and Germany - were the main drivers of a book-to-bill ratio of 1.36 in Network Services (Q1 FY04: 0.85).

Order intake was up in most of the Group's main markets compared to the first quarter, and particularly in Germany, United Kingdom, United States and Asia Pacific. In Germany, this was a result of strong demand from wireless operators such as O2, E-Plus and Vodafone, as they begin to roll out 3G mobile networks in order to reach the 25 per cent mobile coverage threshold prior to the 31 December 2003 deadline set by the national regulator. In the United Kingdom, BT increased orders for optical equipment spares and renewed a contract for care and maintenance services for its System X narrowband switching network. BBRS led the increase in orders in the US as a result of increased spending by the US Federal Government. Growth in China and Malaysia was driven by order renewals for optical equipment.

In addition to the major Network Service orders mentioned above, recently announced significant business wins in Network Equipment include a 3-year frame contract with BT for the provision of Marconi's multi-service access node, the Access Hub. Also using this technology, FastWeb (Italy) became the world's first operator to offer live broadcast services over ADSL with multicast video technology. In the US, Marconi announced the sale of further units of its BXR-48000 multi-service switch-router to the Federal Government.


Sales by Geographic Destination



           in GBPm                                3 months ended
                                         30.09.03  30.06.03  30.09.02

           EMEA                               223       220       289

           North America                      131       111       142

           CALA                                12         9        10

           APAC                                23        27        45

           Continuing Operations -            389       367       486
           total

           Discontinued Operations              -         -        28

           Group                              389       367       514


Europe, Middle East and Africa (EMEA) accounted for GBP223 million or 57 per cent of Group sales during the second quarter. Growth in Italy and Germany more than offset reduced levels of sales in the UK and Middle East, leading to overall stability in sales compared to the previous quarter (Q1: GBP220 million).

In the UK, sales to BT were relatively stable quarter on quarter but the mix of activities changed significantly. An increased level of service activities including installation and commissioning and cable installation projects offset a reduction in sales of optical network equipment as the Group's largest customer continued to focus capital expenditure programmes on broadband access deployment rather than optical equipment. Conformance testing of Marconi's Access Hub into BT's network is progressing well and the Group expects to initiate shipments under its recently awarded 3-year frame contract early in the next calendar year.

Sales in the Middle East were down slightly on the previous quarter as a result of the continued slowdown in the market following the recent conflict in the region. During the quarter, Marconi announced a 3-year GBP46 million managed services contract to provide operation and maintenance support for a military network in the Middle East, which will commence in February 2004.

In Italy, sales to Telecom Italia were down slightly in the quarter as a result of phasing of shipments under Marconi's optical frame contract but this was more than offset by sales growth generated through increased deliveries of next generation optical products, in particular the MSH64c and MSH2K optical core switches to Vodafone (ex-Omnitel). In Germany, growth was fuelled by initial shipments to meet the increased demand for fixed wireless access products from mobile operators described above.

Marconi recorded strong growth in North America where sales increased by 18 per cent to GBP131 million (Q1: GBP111 million). Three main factors contributed to this trend: i) increased demand from the US Federal Government at the end of its fiscal year, benefiting the Group's BBRS business; ii) increased spend on DSL deployments benefiting the Group's North American Access businesses; and iii) increased spending by US wireless operators benefiting the Group's Outside Plant & Power business.

There was no marked change in market conditions in Central and Latin America
(CALA) during the period. Sales increased to GBP12 million from the low level of GBP9 million during the previous quarter. Current demand in CALA is coming from the wireless rather than fixed wireline operators.

In Asia Pacific (APAC), sales fell by approximately 15 per cent to GBP23 million. Whilst sales to Telecom Malaysia were down quarter on quarter, the operator has recently renewed Marconi's SDH frame contract and placed an initial order for access equipment. In Australia, there was a slight decrease in sales as Telstra delayed certain capital expenditure plans pending the outcome of its bid to purchase the assets of IP1 (in receivership).


Sales by Product Area

       in GBPm                                    3 months ended
                                         30.09.03   30.06.03     30.09.02

       Optical Networks                        80         85          108
       Access Networks                         48         44           69
       Other Network Equipment                 16         12           15
       Europe/RoW Network Equipment           144        141          192
       IC&M                                    47         43           51
       VAS                                     61         64          105
       Europe/RoW Network Services            108        107          156
       Europe/RoW - Total                     252        248          348
       BBRS Equipment                          38         28           35
       OPP Equipment                           39         35           34
       North American Access                   30         25           23
       US Network Equipment                   107         88           92
       BBRS Services                           15         15           24
       OPP Services                            15         16           18
       US Network Services                     30         31           42
       US businesses - Total                  137        119          134
       Network Equipment and Network          389        367          482
         Services - Total
       Other                                    -          -            4
       Continuing Operations -Total           389        367          486
       Discontinued Operations                  -          -           28
       Group                                  389        367          514


Optical Network sales were GBP80 million, down GBP5 million or 6 per cent on the previous quarter. The market for optical network equipment remains depressed, as expected, with operators spending only to maintain the smooth running of existing infrastructure as opposed to new build projects. The Group expects this trend to continue in the medium-term as operators focus capital expenditure plans on the roll-out of broadband access networks. From a geographic perspective, the drop in sales occurred in EMEA while quarter on quarter sales in APAC and CALA were stable. In EMEA, which accounted for approximately 75 per cent of Optical Network sales in the period, the reduced level of sales to BT discussed above were partially offset by increased sales to Vodafone and Wind in Italy. From a product line perspective, sales of DWDM fell further during the quarter in the face of decreased demand for this technology across the industry. Sales of SDH equipment, however, which accounted for over 80 per cent of Optical Network sales in the period, were up slightly quarter on quarter with further progress made in migrating existing customers to Marconi's recently launched next generation optical products with shipments to the Italian market and orders received in China and the UK.

Marconi recorded a 9 per cent sequential increase in sales of Access Networks, from GBP44 million in the first quarter to GBP48 million. This was driven by the increased demand for fixed wireless access products from German wireless operators described above, with Fixed Wireless Access accounting for approximately 38 per cent of Access Network sales in the quarter. Marconi maintained the level of shipments of its multi-service access node, the Access Hub, which accounted for approximately 20 per cent of Access Network sales with shipments to Telecom Italia, Wind and Telkom South Africa. The balance of Access Network sales related to Voice Systems (25 per cent) and other legacy narrowband access products (17 per cent).

Sales of Other Network Equipment increased by 33 per cent to GBP16 million (Q1 FY04: GBP12 million) mainly as a result of shipments of multi-media terminals to Telefonica (Spain) and payphones into the APAC market.

Overall Network Services in Europe / Rest of World were stable quarter on quarter with an increased level of IC&M activity particularly in Italy and the UK (up GBP4 million or 9 per cent to GBP47 million), offsetting slightly lower sales of Value-Added Services (down GBP3 million or 5 per cent to GBP61 million). The aftermath of the recent conflict in the Middle East and tough market conditions in Wireless Software and Services continue to affect the VAS business. Reduced sales in these areas were, however, partially offset during the quarter by an improvement in cable installation services due to increased volumes from frame agreements and by initial sales to a new customer in the German transportation market within the Group's Integrated Systems activity.

BBRS recorded 36 per cent growth in equipment sales during the period, which is typically a strong quarter for this business (up GBP10 million to GBP38 million). This strong quarterly performance was driven by increased sales to the US Federal Government at the end of this customer's fiscal year and includes sales of Marconi's BXR-48000 multi-service switch router under the GBP6 million agreement announced at the end of the quarter. BBRS service sales were stable quarter on quarter at GBP15 million with increased levels of professional services to the US Federal Government offset by a further decline, as expected, of support sales to the Group's North American enterprise customer base.

North American Access sales improved by GBP5 million or 20 per cent to GBP30 million during the quarter, largely as a result of the acceleration of ADSL roll-outs (particularly at BellSouth).

OPP total sales increased by 6 per cent from GBP51 million in the first quarter to GBP54 million, with equipment sales up 11 percent to GBP39 million and services relatively flat at GBP15 million compared to GBP16 million in the previous quarter. Marconi has been successful in securing a number of new wins of outside plant and power systems, primarily fuelled by increased demand from North American wireless operators.

The net impact of foreign exchange translation on Group sales compared to the previous quarter was negligible.

The ten largest customers during the three months ended 30 September 2003 were (in alphabetical order) AT&T, BellSouth, BT, Metro City Carriers, Sprint, Telecom Italia, US Federal Government, Verizon, Vodafone Group and Wind. In aggregate, these customers accounted for 52% of sales of continuing operations (Q1 FY04: ten largest customers 51 per cent ). BT accounted for 19 per cent of sales of continuing operations (Q1 FY04: 20 per cent).

Sales Outlook

The Group is beginning to see early signs of some of its major customers looking towards next generation network projects but maintaining a prudent stance to spending on current technologies and a continued tight control of capex budgets. As a result, Marconi maintains its cautious view on potential volatility in near-term market conditions and believes it to be too early in the cycle for these early signs to be an indicator of market recovery. Whilst there has been some improvement in visibility of future orders from some customer accounts in certain areas, the ability to accurately predict sales beyond the current quarter remains challenging.

Nevertheless, Marconi is targeting to achieve stable sales in the third quarter compared to the GBP389 million recorded in the quarter just ended. This is partly based on the order gap, which is at the same level as the Group enters the current quarter as it was at the beginning of the second quarter, and is significantly lower than at the same period in the first quarter of the financial year. The Group defines order gap as the orders to be booked in order to reach the targeted level of sales in any given quarter and management considers this to be a meaningful measure of future short-term sales performance. In addition, the Group expects the strong demand for fixed wireless access products in Germany to continue to translate through to sales until the end of the calendar year.

Operational Performance

There was a marked improvement in operational performance compared to the previous quarter and Marconi made further progress towards its financial year-end operational targets. In particular, substantial cost savings achieved in the Group's supply chain and engineering operations and the significantly improved business mix driven by the increased proportion of higher-than-average margin BBRS equipment and services, led to a strong increase in gross margin (before exceptional items). Savings in the Group's supply chain were mainly the result of the transfer of its outsourced operations to lower cost Jabil locations in Hungary and Scotland.

Group headcount was reduced to approximately 14,100 at 30 September 2003 from approximately 14,700 at 30 June 2003. Approximately 260 employees were transferred to Finmeccanica during the quarter following the disposal of Marconi's UMTS activity, which was completed in August 2003.

Further significant cost actions have been taken recently, which will bring further benefits in future periods. These include i) the outsourcing of the Group's fixed wireless access manufacturing operations in Offenburg (Germany) to Elcoteq signed in October 2003, the full benefits of which will begin to come through during the financial year ending 31 March 2005, and ii) the closure of the Group's headquarters for the CALA region previously based in Florida (USA). All corporate functions for the CALA region will be managed from the Group's Italian operations, where the Group's relationships with customers in Brazil and Mexico originated. Sales and marketing and general and administrative cost savings generated by this move will take effect during the current quarter.

The Group will disclose full details of gross margin, operating costs, exceptional items (relating mainly to its ongoing operational restructuring process) and overall operating result in its interim results announcement on 13 November.

Cash Flow

Marconi recorded its fourth consecutive quarter of positive operating cash flow (before exceptional items), largely as a result of further improvements in working capital metrics particularly a reduction in debtor days. This was the result of the successful negotiation of improved payment terms with a number of key customers in Northern Europe. Positive operating cash flow combined with the proceeds from disposals completed during the quarter (including the Group's stake in Easynet Group plc and Bookham Technology plc) more than offset non-operating cash outflows incurred in the period. These included exceptional operating cash outflows mainly related to final fees paid to advisors to complete the financial restructuring and to the Group's ongoing operational restructuring.

In accordance with the terms of the Group's new Notes, proceeds from disposals and certain releases of cash collateral relating to performance bonds were applied to the mandatory partial redemption of Junior Notes at 110 per cent face value. In total during the quarter, approximately US$186 million (approximately GBP116 million) was used to fund the US$169 million (approximately GBP106 million) reduction in principal amount of the Junior Notes and the US$17 million (approximately GBP10 million) redemption premium. Full cash flow details will be disclosed in the Group's interim results announcement.

Cash and Debt

Group net cash increased to GBP99 million at 30 September 2003 compared to net cash of GBP5 million at 30 June 2003. The following table sets out the composition of the Group's net cash balances at 30 June and 30 September 2003:



in GBPm                             30.09.03      30.06.03

Senior Notes 1                       (432)         (435)

Junior Notes 2                       (191)         (295)

Other bilateral and bank debt         (50)          (53)

Gross financial indebtedness         (673)         (783)

Cash and liquid resources             772           788

Net Cash                               99             5


    1. US$717 million
    2. US$487 million at 30 June 2003 reduced to US$318 million at 30 September 2003


At 30 September 2003, the Group's cash and liquid resources totalled GBP772 million (30 June 2003: GBP788 million). Of this amount, GBP210 million represented amounts which would be classified as restricted cash, and GBP562 million represented free cash available to the Marconi Corporation plc Group. The following table sets out the breakdown of these restricted and free cash balances at 30 June and 30 September 2003:



in GBPm                                           30.09.03    30.06.03
Performance Bonds:

        Cash collateral on existing                  108         121
        performance bonds

        Cash collateral on new performance            27          22
        bonding facility

        Performance bonding escrow account            41          41

Total - Performance Bonds                            176         184

Captive insurance company                             19          18

Collateral on secured loans in Italy                  13          15

Mandatory Redemption Escrow Account (MREA)             2           -

Total Restricted Cash                                210         217

Cash held at subsidiary level and cash in transit     65          84

Available Treasury deposits                          497         487

Total Cash and Liquid Resources                      772         788


During the quarter, the Group was able to release approximately GBP13 million from cash collateral on performance bonds issued prior to completion of the financial restructuring. Of this amount, approximately GBP4 million was placed as collateral against the Group's new bonding facility and approximately GBP9 million was applied to partial redemption of the Group's Junior Notes. The new bonding facility allows Marconi Bonding Limited to procure a total of GBP50 million of performance bonding. These bonds will be fully collateralised, with 50 per cent of collateral being placed at time of issuance of the bond (GBP2 million at 30 September 2003, GBP1 million at 30 June 2003) and 50 per cent being rolled over from releases of collateral on existing bonds (GBP25 million at 30 September 2003, GBP21 million at 30 June 2003).

Also, in the quarter, the Group continued to optimise the level of cash balances held within the Group's Treasury centres and this was the main reason for the GBP19 million reduction in cash held at subsidiary level and cash in transit in the table above.

Gross financial indebtedness at 30 September 2003 stood at GBP673 million, a reduction of GBP110 million compared to the position at 30 June 2003. This related mainly to the impact of the mandatory partial redemptions of the Junior Notes completed on 31 July 2003 (US$66 million, approximately GBP41 million) and 30 September 2003 (US$103 million, approximately GBP65 million). Proceeds from the sale of the Group's stake in Bookham Technology plc were transferred from available Treasury deposits to the Mandatory Redemption Escrow Account after the end of the quarter. As previously disclosed, these were used to fund a further mandatory partial redemption of the Junior Notes on 17 October 2003 (US$29 million, GBP17 million) further reducing the principal amount of Junior Notes outstanding to US$289 million (approximately GBP174 million) at that date.

The balance of the reduction in gross financial indebtedness during the quarter related mainly to the reduction in bilateral and other bank debt.

As previously notified on 28 August 2003, Marconi has elected to make the second coupon payment due on its Junior Notes on 31 October 2003 in cash (approximately GBP4.3 million).

ENDS/...

About Marconi Corporation plc

Marconi Corporation plc is a global telecommunications equipment, services and solutions company. The company's core business is the provision of innovative and reliable optical networks, broadband routing and switching and broadband access technologies and services. The company's customer base includes many of the world's largest telecommunications operators.

The company is listed on the London Stock Exchange under the symbol MONI and on Nasdaq under the symbol MRCIY.

Additional information about Marconi Corporation can be found at www.marconi.com.

Copyright (c) 2003 Marconi Corporation plc. All rights reserved. All brands or product names are trademarks of their respective holders.

This document contains certain statements that are not historical facts, including statements about Marconi's expectations and beliefs and statements with respect to its business plan and other objectives. Such statements are forward-looking statements. These statements typically contain words such as "intends", "expects", "anticipates", "estimates" and words of similar import. Undue reliance should not be placed on such statements, which are based on Marconi's current plans, estimates, projections and assumptions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances which may occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to future revenues being lower than expected; increasing competitive pressures within the industry; general economic conditions or conditions affecting the relevant industries, both domestically and internationally, being less favourable than expected. Marconi has identified some important factors that may cause such differences in the Company's Form 20-F annual report for year ended 31 March 2003 and Form 6-K report for the quarter ended 30 June 2003 filed with the US Securities and Exchange Commission. Marconi disclaims any obligation to publicly update or revise these forward-looking statements, whether to reflect new information or future events or circumstances or otherwise.






                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       MARCONI CORPORATION PLC



                                       By:     ____M Skelly____

                                       Name:   M Skelly
                                       Title:  Company Secretary


Date: October 23, 2003